U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JURAK CORPORATION WORLD WIDE, INC.

(Name of Small Business Issuer in its charter)

MINNESOTA	2000	88-0407679
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1181 Grier Drive, Suite C

Las Vegas, NV 89119-3746

(Address of principal place of business or intended principal place of business)

Parsons Law Firm

10900 NE 4th St., Ste. 2070,

Bellevue WA 98004

425-451-8036

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []
Calculation of Registration FeeTitle of each Class of Securities To be Registered	Shares to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	60,000,000	$1.05	$63,000,000	$6,741.00

*Based on an average of the high and low asking price as reported on the Over-the-Counter Bulletin Board as of July 13, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

JURAK CORPORATION WORLD WIDE, INC.

SELLING STOCKHOLDERS' PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Securities Being Offered	Up to 60,000,000 Shares Of Common Stock.
Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued and to be Issued	All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock.
Over-the-Counter Bulletin Board	JRAK

 This offering involves a high degree of risk; see RISK FACTORS, beginning on page 5, to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus/proxy. Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary. The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

SUMMARY

This is a public offering of up to 60,000,000 shares of common stock of Jurak Corporation World Wide, Inc.. These shares are being offered by selling shareholders listed in this prospectus. The shares were acquired by the selling shareholders directly from the Company in private transactions that were relied upon as being exempt from registration under the US Securities laws.

Jurak Corporation World Wide, Inc., a Minnesota corporation, currently trades on the Over-the-Counter Bulletin Board under the symbol "JRAK". We are a product-focused company specializing in the herbal supplement industry and market. Our main product is the "Jurak Classic Whole Body Tonic", also known as JC Tonic, which is a herbal supplemental blend of thirty different ingredients comprised primarily of medicinal herbs. The Jurak Classic Whole Body Tonic was first developed in 1943 by Carl Jurak, the father of the founder of our company. The Jurak Classic Whole Body Tonic is marketed in a 42-ounce bottle; a 20-ounce bottle, and a 1 oz mono-dose packaged as 35 doses in a box; all which constitute approximately 100% of the sales.

We distribute our products through a network marketing system using independent distributors. Network marketing appeals to a wide cross-section of people, particularly those seeking to supplement income, start a home-based business or pursue entrepreneurial opportunities other than conventional full-time employment. We consider our attractive compensation plan and cash bonus pools to be attractive components of our network marketing system. We also believe that our network marketing system is ideally suited to market herbal supplement products because sales of such products are strengthened by ongoing personal contact between our distributors and their customers. Distributors are given the opportunity through sponsored events and training sessions to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to further motivate and foster an atmosphere of excitement through our distributor network.

We have obtained trademark protection for the name "JC Tonic" within the United States and within Canada. We also own the web sites www.jurak.com, www.jctonic.com and www.tonicman.com.

Our principal business office is located at 1181 Grier Drive, Suite C, Las Vegas, NV 89119-3746.

The Offering

Common Stock Offered for Resale: 60,000,000 shares

Securities to be outstanding after this offering 100,632,578 shares

Use of Proceeds

We will not receive proceeds from the resale of the Common Stock described in this Prospectus.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with generally accepted accounting principles in the United States of America. All information should be considered in conjunction with our financial statements, including notes thereto, contained elsewhere in this prospectus.

Income Statement	For the Nine Months ended February 28, 2006	For the Year ended May 31, 2005	For the year ended May 31, 2004
Revenue	$ 1,143,473	$2,364,398	$2,691,915
Net Income (Loss)	$(836,529)	$(508,634)	$(295,276)
Net income (Loss) Per Share	$(0.02)	$(0.02)	$(0.01)

Balance Sheet	February 28, 2006	May 31, 2005	May 31, 2004
Total Assets	$144,504	$189,319	$347,330
Total Liabilities	$1,989,412	$2,788,985	$2,587,297
Shareholders' Equity (Deficit)	$(1,844,908)	$(2,599,666)	$(2,239,967)

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the Selling Shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by the Company.

SEC registration fee $6,741.00

Accounting fees and expenses 3,000.00

Legal fees and expenses 3,000.00

Total $12,741.00

Revenues

The Company's revenues are generated almost entirely by the sales of its tonic through its network marketing distributors. See Description of Business for more details.

Sales and Gross Margins

        Sales for fiscal year ended May 31, 2005 were $2,364,398, a slight decrease of 12% over last year's sales of $2,691,915. The decrease was due to costs associated with our effort to more effectively service our distributors through increased public awareness of our product, including Tonicman radio shows, news releases, advertisements in industry newspapers and direct response TV commercials. In 2005, we focused our sales strategy on a network distribution system. We have also been prominently featured in some key industry publications and attended industry trade shows thereby increasing the visibility of our Jurak Classic Whole Body Tonic and our product mission.

        Gross profit or margin in fiscal year ended May 31, 2005 thus decreased slightly over fiscal year ended May 31, 2004. Gross margin for fiscal year ended May 31, 2005 was $1,856,376 compared with $2,114,077 for the same period for 2004. Gross margin as a percentage of revenue remained level at 79% for both fiscal years ended May 31, 2005.

Operating Expenses

During the nine month period ended February 28, 2006, we incurred $1,642,897 in selling, general and administrative expense compared to $1,477,153 in selling, general and administrative expense incurred during the nine month period ended February 28, 2005 (an increase of $165,744). Selling, general and administrative expenses comprised our operating expenses and consisted of: (i) $617,447 in selling expenses; and (ii) $1,025,450 in general and administrative expenses. Interest expense of $71,476 was incurred during the nine month period ended February 28, 2006 compared to interest expense of $99,054 during the same period in 2005. Therefore, during the nine-month period ended February 28, 2006, our net loss was ($836,529) compared to a net loss of ($157,406) incurred during the nine month period ended February 28, 2005. Our management anticipates that the profit margin will increase as we acquire new customers and continue to lower our cost of sales and selling, general and administrative expenses.

As of the nine-month period ended February 28, 2006, the Company has positive cash of $8,653.

Income Taxes

The Company does not anticipate having to pay income taxes in 2006, due to our absence of net profits.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide whether to buy our shares. Should any one or more of these risks actually materialize the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Related to Jurak

An investment in shares of our common stock is very risky. You should carefully consider the following factors before deciding to invest.

Risks Relating to This Offering

We have not paid any dividends and do not expect to pay dividends in the near future.

We have not paid, and do not plan to pay, dividends on our common stock in the foreseeable future, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to shareholders.

We Have a History of Operating Losses and There Can Be No Assurance We Will Be Profitable in the Future; Need to Raise Capital to Continue Our Growth.

We have a history of operating losses, expect to continue to incur losses, may never be profitable. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred net losses totaling approximately $508,634 for fiscal year ended May 31, 2005. As of May 31, 2005, we had a working capital deficit of $2,665,154. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that we encounter greater costs associated with general and administrative expenses or offering costs. We have incurred an aggregate net loss of $(4,383,946) as of February 28, 2006.

We May Need to Raise Capital to Continue Our Growth.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our development plans and achieve profitable operational levels will be greatly limited. Historically, we have funded our operations through the issuance of equity and short-term debt financing arrangements. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of our products. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations. Our Independent Auditors have substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Success Depends on the Ability of Our Suppliers With Whom We Have Business Arrangements.

We currently obtain all of our raw materials from many botanical houses and, therefore, dependent on the stable and reliable supply of such raw materials in these regions. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

We depend on a number of suppliers that produce our Jurak Classic Whole Body Tonic. Failure to maintain continuous access to these suppliers may have a materially adverse affect our business. Such suppliers may experience equipment failures and service interruptions, of which we have no control, which could adversely affect customer confidence, our business operations and our reputation. Moreover, we may have to compete with other companies for the production capacity of suppliers. Because we are a small enterprise and many of these companies with whom we may compete for production capacity may have greater financial and other resources than we have, they may have an advantage in the competition for production capacity. If we experience a significant increase in demand, we may have to expand our third party suppliers. We cannot be assured that additional suppliers will be available to us, or that if available it will be available on terms that are acceptable to us. If we cannot produce a sufficient quantity of our Jurak Classic Whole Body Tonic to meet demand or delivery schedules, our customers might reduce demand, reduce the purchase price they are willing to pay for our product or replace our product with the product of a competitor, any of which could have a material adverse effect on our financial condition and operations.

We Rely on the Network Marketing System.

We have relied on the network marketing system to distribute, market and sell Jurak Classic Whole Body Tonic. We have no long-term contractual relationship with these distributors. While we believe that the distributors will continue to provide their services, there can be no assurance that the distributors will be available in the future, and if available, will be available on terms deemed acceptable to us.

Our Continued Operations Depend on the Successful Marketing of our Jurak Classic Whole Body Tonic.

Our business plan is based on the marketing and distribution of primarily one product, the Jurak Classic Whole Body Tonic. This entails circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in the marketing and distribution of one product. There is no assurance that we will be successful in implementing our marketing strategies or that our marketing strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our marketing strategies, our business operations and financial performance may be adversely affected. The novelty and the design of our Jurak Classic Whole Body Tonic is important to our success and competitive position, and if we are unable to continue to develop and offer such a unique products to our customers, our business could suffer. We cannot be certain that our Jurak Classic Whole Body Tonic will be or continue to be in demand. Should the competitive demand steer away from our product, our business could be adversely affected. To date, our product line has consisted primarily of our Jurak Classic Whole Body Tonic. There can be no assurance that we can successfully sell our product or that we can successfully develop, introduce, or sell any additional products.

Our Growth Could Harm Our Future Business Results.

We expect to experience significant and rapid growth. If we are unable to hire staff to manage our operations, our growth could harm our future business results and may strain our managerial and operational resources. As we proceed with the production, marketing and sale of our existing and anticipated products, we expect to experience significant and rapid growth of our business. We may need to add staff to manage operations, handle marketing efforts and perform finance and accounting functions. We may be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective operational and financial systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a material adverse affect on our business and financial condition.

Our Success is Dependent Upon the Acceptance of Our Products and Our Business.

Our success depends upon our achieving significant market acceptance of our Jurak Classic Whole Body Tonic. We cannot guarantee that consumers will purchase our product. Acceptance of herbal supplemental products will depend on the success of our advertising, promotional and marketing efforts. To date, we have not spent significant funds on marketing and promotional efforts, although in order to increase awareness of our products we expect to spend a significant amount on promotion, marketing and advertising in the future. If these expenses fail to develop an awareness of our Jurak Classic Whole Body Tonic, these expenses may never be recovered and we may never be able to generate any significant future revenues. In addition, even if awareness of our product increases, we may not be able to produce enough of our product to meet demand.

Loss of Key Management Personnel.

The loss of Mr. Anthony Jurak or Mr. Roger Theriault or any of our key management personnel would have an adverse impact on our future development and could impair our ability to succeed. Our performance is substantially dependent upon the expertise of our Chief Executive Officer, Mr. Anthony Jurak, and other key management personnel and our ability to continue to hire and retain such personnel. Mr. Jurak spends substantially all of his time working for us. It may be difficult to find sufficiently qualified individuals to replace Mr. Jurak or other key management personnel if we were to lose any one or more of them. The loss of Mr. Jurak or any of our other key management personnel could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on any of our directors or senior executive officers.

Many of Our Competitors Are Larger and Have Greater Financial and Other Resources Than We Do.

The herbal supplement industry, in general, is intensely competitive. Our Jurak Classic Whole Body Tonic competes with other herbal supplemental based products. Such based products are currently marketed by well-established, successful companies that possess greater financial, marketing, distribution, personnel and other resources than us. Using these resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, to enter into new markets rapidly and to introduce new products. Competitors with greater financial resources also may be able to enter the market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features which consumers may find attractive.

Government Regulation.

Any changes in regulation by the Federal Trade Commission ("FTC") and/or the U.S. Food and Drug Administration ("FDA") with respect to labeling and advertising of our products could have an adverse affect on our business. A change in these requirements could add additional cost to the production of our products.

If Our Competitors Misappropriate Proprietary Know-How and Our Trade Secrets, it Could Have a Material Adverse Affect on our Business.

The loss of or inability to enforce our trademarks and other proprietary know-how and trade secrets could adversely affect our business. We depend heavily on our trade secrets. If any of our competitors copies or otherwise gains access to our trade secrets or develops similar herbal tonic products independently, we would not be able to compete as effectively. The measures we take to protect our trade secrets and design expertise may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

Risks Related To Our Common Stock

Sale of Restricted Common Stock.

As of May 31, 2005, there are 31,937,267 outstanding shares of our common stock, of which 848,384 are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions. Further, as of May 31, 2005, there are no warrants outstanding other than the 395,000 we issued during the years ended May 31, 2005 and 2004 for a private placement of our common stock for up to 1,000,000 shares at the price of $1.00 per share.  Durin the years ended May 31, 2005 and 2004, 200,000 and 195,000 shares, respectively, had been issued related to the private placement. The placement includes a warrant for each share purchased and is exercisable at $1.25 per share for two years from that date.

Any significant downward pressure on the price of our common stock as certain stockholders sell their shares of our common stock may encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

The Trading Price of Our Common Stock on the OTC Bulletin Board Has Been and May Continue to Fluctuate Significantly and Stockholders May Have Difficulty Reselling Their Shares.

As of the quarter ended May 31, 2006, our common stock has traded as low as $0.10 and as high as $2.10, according to Nasdaq. In addition to volatility associated with Bulletin Board securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) changes in the demand for our Jurak Classic Whole Body Tonic; (ii) disappointing results from our marketing and sales efforts; (iii) failure to meet our revenue or profit goals or operating budget; (iv) decline in demand for our common stock; (v) downward revisions in securities analysts' estimates or changes in general market conditions; (vi) lack of funding generated for operations; (vii) investor perception of our industry or our business prospects; and (viii) general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Additional Issuances of Equity Securities May Result in Dilution to Our Existing Shareholders.

Our Articles of Incorporation authorize the issuance of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control.

We are authorized to issue shares of preferred stock. Our board of directors, without shareholder approval, may issue shares of preferred stock with rights superior to the rights of the holders of shares of common stock. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holders of shares of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we have no present plans to issue shares of preferred stock, the issuance of preferred stock in the future could adversely affect the rights of the holders of common stock and reduce the value of the common stock.

Our Common Stock is Classified as a "Penny Stock" under SEC Rules Which Limits the Market for Our Common Stock.

Because our stock is not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small Cap Market, and because the market price of the common stock is less than $5 per share, the common stock is classified as a "penny stock." Our stock has not traded above $5 per share. SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

A Decline in the Price of Our Common Stock Could Affect Our Ability to Raise Further Working Capital and Adversely Impact Our Operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "risk factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

We will realize no proceeds from the sale by selling shareholders of the shares covered by this registration statement. Since no new shares are being issued as a result of this offering, there is no dilution to the current shareholders. The expenses incurred from this offering will be borne by the Company.

DETERMINATION OF OFFERING PRICE

Offering price for securities registered hereunder was based on the average of the bid and ask price for the Company's common stock as reported by the Over-The-Counter Bulletin Board.

SELLING SHAREHOLDERS

The Selling Shareholders are offering hereby a total of up to 60,000,000 shares of our Common Stock. The following table sets forth certain information with respect to the Selling Shareholders as of July 13, 2006.

Except as noted below, Selling Shareholders are not currently affiliates of the Company, and have not had a material relationship with the Company or its affiliates during the past three years.

Name of Beneficial Owner of Common Shares Offered for Sale in this Offering	Address of Beneficial Owner of Common Shares Offered for Sale in this Offering	Number of Shares Held Prior to Offering	Maximum Number of Common Shares Offered for Sale in this Offering	Number of Shares at Close of Offering
12
152581 Canada Ltd.	Sainte-Adele, QC J8P 2P8	10,000,000	10,000,000	-
Executive Players, Inc.	Geissacher 6A, Ch-8126 Zumikon, Switzerland	4,500,000	4,500,000	-
Jurak Holdings Limited	4478 - 97th Street, Edmonton, Alberta T6E 5R9	33,419,500	30,000,000	3,419,500
Lantz Financial, Inc.	Ans Bacher House 2nd Fl., Shirley St. PO Box 4256, Guernsey, Channel Islands	4,500,000	4,500,000	-
Livia Floria 3912	Marktweg 6, CH-8136 Grattikon, Switzerland	4,500,000	4,500,000	-
Nube Administration, Inc.	Pizolstrasse 7, Ch-7310 Bad Ragaz, Switzerland	2,000,000	2,000,000	-
SIHL Investments International Corp.	Weinbergstrasse 5, 8001 Zurich, Switzerland	4,500,000	4,500,000	-
Total Shares Offered			60,000,000

Anthony Jurak is the sole shareholder of both 152581 Canada Ltd. and Jurak Holdings Limited. Mr. Jurak is the CEO of Jurak Corp. World Wide, Inc.

None of these selling shareholders are broker-dealers or affiliates of broker-dealers.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not have retained earnings from which to pay dividends. Even if we were able to generate the necessary earnings, it is not anticipated that dividends will be paid in the foreseeable future, except to the extent required by the terms of any cumulative preferred stock that may be authorized and issued in the future.

PLAN OF DISTRIBUTION

The Selling Shareholders will sell their stock at such times, in such manner and at such prices as they may determine, according to market values. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. The Selling Shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The Selling Shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both

(which compensation as to a particular broker-dealer might be in excess of customary commissions).

Each Selling Shareholder is, and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

Because the Selling Shareholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements.

We have informed the Selling Shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided each Selling Shareholder with a copy of such rules and regulations.

The Selling Shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conforms to the requirements of such Rule.

The Penny Stock Reform Act (Securities Exchange Act Sect. 3(a)(51A)) defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. Jurak is considered a penny stock under said Act. Since Jurak's stock is considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock.

LEGAL PROCEEDINGS

Jurak is currently not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

As of the date of this Prospectus, our directors and executive officers, their ages and positions held are as follows:

NAME	AGE	OFFICES HELD
Anthony C. Jurak	67	Director, Chairman of the Board and Chief Executive Officer/Secretary
Roger Theriault	59	Director, President
Maria J. Guedes	36	Vice President of Operations/Assistant Secretary

BIOGRAPHIES

The backgrounds of our directors and executive officers are as follows:

Anthony C. Jurak.   Mr. Jurak is the founder of our company, and a director and Chairman of the Board and our Chief Executive Officer/Secretary. Mr. Jurak was also a co-chairman and secretary/treasurer for more than the five years of Matol Partners Corporation, terminating his position in February 1997, and since has worked primarily for us. While with Matol Partners Corporation, Mr. Jurak was in charge of finances and then committed his time to marketing and sales. Mr. Jurak has broad marketing and financial experience, including wholesale and retail companies.

Roger Theriault.   Mr. Theriault is our President and a director. Mr. Therialt was also the director of national sales for Shaklee Canada from 1979 to 1984. During that time, he was mostly involved in marketing and sales and responsible for three regional sales managers and more than 100,000 distributors. Mr. Theriaiult was the founder of Nova Sante Pacific International where he worked from 1989 to 1994. Since 1995, he has been a consultant to Triple Gold (Ecuador), Radical Advance Technologieis and CiDem (France).

Maria J. Guedes.   Ms. Guedes is our Vice-President of Operations, Assistant Secretary since 1997. Ms. Guedes is a graduate of Notre Dame College (Canada) with a degree in business. Ms. Guedes provides human resource management, maintains and oversees the development of our customized computer databases, oversees inventory control systems, reviews accounting practices and acts as the office manager/administrator.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

As of the date of this Prospectus, Anthony Jurak has been appointed to our audit committee. Mr. Jurak is not "independent" within the meaning of Rule 10A-3 under the Exchange Act. The Board of Directors has determined that there is not a financial expert serving on the audit committee. We are currently involved in appointing a financial expert to the audit committee, but haven't finalized such appointment as of the date of this Prospectus. The audit committee operates under a written charter adopted by the Board of Directors during June 2004.

The audit committee's primary function is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The audit committee's primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as our compliance with laws and regulations; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Prospectus, the following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of July 20, 2006, there were 100,632,578 shares of common stock issued and outstanding.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common	(1)Anthony C. Jurak	68,482,885 (2)	68.05%

Common	Roger Theriault	7,096,037	7.05%

Common	Maria Guedes	75,564	0.08%

Common	Executive Officers/Directors as a Group (3 Persons)	75,564,486	75.18%
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(1)	The address for all management is 1181 Grier Drive, Suite C, Las Vegas, Nevada 89119, except Mr. Jurak.
(2)	Held by Jurak Holdings Limited, 4478 - 97th Street, Edmonton, Alberta, Canada T6E 5R9, and 152581 Canada Ltd., 297 rue Morin, Sainte-Adele, Quebec, J8P 2P8, of which Anthony Jurak is the sole beneficiary, as well as shares held in his name directly. The address for Mr. Jurak is 297 rue Morin, Sainte-Adele, Quebec, J8P 2P8.

DESCRIPTION OF SECURITIES

General

The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws.

The Company has authorized 150,000,000 shares of common stock, $.001 par value, and 50,000,000 preferred stock, $.001 par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

The preferred shares are convertible into 10 common shares at a price of $.10 per share for a period of 10 years. The preferred shares have no voting rights, unless converted into common shares. There are no other preferences.

MINNESOTA ANTI-TAKEOVER LAW

The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 restricts the voting of certain percentages of voting control to be acquired in a control share acquisition of the Company's voting stock (in excess of 20%, 33.3% or 50%) until after shareholder approval of the acquisition is obtained. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 203A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a majority of disinterested directors of the Company prior to the date the shareholder becomes an interested shareholder. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

In the event of certain tender offers for capital stock of the Company, Section 302A.675 precludes the tender offeror from acquiring additional shares of capital stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares of capital stock on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested directors (excluding present and former officers of the Company) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

These provisions of the Minnesota law could delay and make more difficult a business combination, particularly one opposed by the board of directors, even if the business combination could be beneficial, in the short term, to the interests of shareholders. These statutory provisions could also depress the price certain investors might be willing to pay in the future for shares of the Company's Common Stock (because it may make hostile takeovers more difficult and costly, and therefore, less attractive to the potential pursuer).

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Parsons Law Firm, of Bellevue, Washington, independent legal counsel, has provided an opinion on the validity of Jurak's common stock.

The balance sheets of Jurak as of May 31, 2005 and 2004, and the statements of operations, stockholders' equity (deficit), and cash flows for the periods then ended, included in this Prospectus and Registration Statement, have been included herein in reliance on the reports of Virchow Krause & Company, LLP, dated July 9, 2004, and Carver Moquist & O'Connor, LLC, dated September 9, 2005. Both reports contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern, as described in Note 2 to those financial statements.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The statutes of the State of Minnesota provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant understands that the Securities and Exchange Commission feels that this indemnification is against public policy as to liability arising out of the Securities Act of 1933.

Insofar as indemnification for liabilities originating under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Jurak pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Jurak Corporation World Wide, Inc. was incorporated under the laws of the State of Minnesota on November 3, 1997. In this Annual Report, the terms "Company", "us", "we", "our" and "its" are used as references to Jurak Corporation World Wide, Inc. We develop and distribute dietary herbal supplement products. Our "Jurak Classic Whole Body Tonic" was first developed in the 1920's and 1930's and introduced to the marketplace in 1943 by Mr. Carl Jurak, the father of the founder of our company. Our dietary herbal supplement products are distributed through a network marketing system using independent distributors that we refer to as "Ambassadors of Health" (distributors).

DESCRIPTION OF BUSINESS

Business Development

We are a product-focused company specializing in the herbal supplement industry and market. Our main product is the "Jurak Classic Whole Body Tonic", also known as JC Tonic, which is a herbal supplement blend of thirty different ingredients comprised primarily of medicinal herbs. The main ingredients of the Jurak Classic Whole Body Tonic include thyme leaf, sarsaparilla root, dandelion root, alfalfa herb, angelica root, saw palmetto berry, horehound herb, horsetail herb, quassia wood, peppermint herb, licorice root, gentian root, celery seed, mallow herb, chamomile flower, passion flower herb, malva flower, and hops flower with potassium citrate, magnesium gluconate, calcium glycerophosphate, potassium glycerophosphate, iron glycerophosphate, boron tri-fluoride, potassium iodide, glycerin. The Jurak Classic Whole Body Tonic is marketed in a 42-ounce bottle; a 20-ounce bottle, and a 1 oz mono-dose packaged as 35 doses in a box; all of which constitute approximately 100% of the sales.

We distribute our products through a network marketing system using independent distributors. Network marketing appeals to a wide cross-section of people, particularly those seeking to supplement income, start a home-based business or pursue entrepreneurial opportunities other than conventional full-time employment. We consider our compensation plan and cash bonus pools to be attractive components of our network marketing system. We also believe that our network marketing system is ideally suited to market herbal supplement products because sales of such products are strengthened by ongoing personal contact between our distributors and their customers. Distributors are given the opportunity through sponsored events and training sessions to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to further motivate and foster an atmosphere of excitement through our distributor network.

We have obtained trademark protection for the name "JC Tonic" within the United States and within Canada. We also own the web sites www.jurak.com, www.jctonic.com, and www.tonicman.com.

Industry Overview - Tonic Herbs

The nutrition industry includes many small and medium sized companies that manufacturer and distribute products generally intended to maintain the body's health and general well being. The four major product categories within the nutrition industry are: (i) nutritional supplements, which are products such as vitamins and minerals, dietary supplements, herbs and botanicals, and compounds derived from these substances; (ii) natural and organic foods; (iii) functional foods; and (iv) personal care products.

The Jurak Classic Whole Body Tonic is a blend of 18 bi-directional tonic herbs with added minerals. "Tonic" has been defined as "a substance (tonic) to strengthen the body against chronic conditions by gently "moving" or "adjusting" processes in the body; they are "catalysts" or "assisting remedies". The definition of a tonic clearly excludes the notion of "making stronger" by pushing the body in one direction only. Tonics are bi-directional, capable of both increasing and decreasing the activity of body processes. Herbs whose action is bi-directional are called tonics. Tonic herbs have the ability to exert balancing action on both systems and biochemical processes of the body. Their power lies in both their therapeutic benefits and ease of application.

We believe that the concept of a tonic may sound strange to modern ears. We simply have not made room in our medical or nutritional agendas for a concept of a substance that restores balance. We believe that this will change as the medical community begins to realize that many modern plagues may be prevented and even treated by maintaining optimum health in all body systems. Such a re-orientation of thought demands that much less emphasis be placed on finding and killing "germs", and much more on increasing the body systems natural defenses and restorative powers. The concept of the herbal tonic will be a signpost for the new research.

We believe that the nutrition industry, which includes our herbal tonic product, is being fueled by certain factors including, but not limited to, the following: (i) the public's exposure to more widely accepted natural and homeopathic alternatives, which include herbal products; (ii) the desire to slow down the aging process; (iii) the national and worldwide trend toward preventive health care combining Eastern and Western medicine; and (iv) the rapid product introductions taking place in response to scientific research fueled by new demand.

Our Product Line

The Jurak Classic Whole Body Tonic

The Jurak Classic Whole Body Tonic is a tonic composed of exceptional health giving substances found and extracted from plants. The Jurak Classic Whole Body Tonic is our only product at this time, which is known as JC Tonic, a registered trademark and name. The original formula called "Matonol" was first brought to the marketplace in the early 1940's by the father of our founder and current Chief Executive Officer, Anthony Carl Jurak, based upon the premise there were quite a number of existing "super herbs" that have the ability to balance the systems in the human body which would be beneficial to mankind. We believe that the Jurak Clasic Whole Body Tonic formula embodies the ability to restore balance and health in all of the systems of the human body: the immune system, the cardiovascular system, the digestive system, the reproductive system, and the nervous systems. The premise of the Jurak Classic Whole Body Tonic is to keep each system of the human body at an optimum operational level ultimately producing health and the ability to resist many diseases. The Jurak Classic Whole Body Tonic is called a "whole body tonic" because it embodies the ten essential properties required to aid all bodily systems.

Healthy blood is the source of well being to the six major and hundreds of minor bodily glands. The six principal glands which are the source of the human body's well being - the pituitary, thyroid, parathyroids, adrenals, pancreas and gonads - are greatly influenced by blood. We believe that the Jurak Classic Whole Body Tonic helps keep the blood healthy by balancing, purifying, activating, and regulating the blood chemical and biological balance. The Jurak Classic Whole Body Tonic has the property to keep the walls of the blood vessels clean and contains rich sources of six minerals as well as various organic acids to supplement the blood chemistry. By providing to the blood these health-giving substances which balance, purify and activate the blood, this in turn influences the bodily glands and regulates the blood system and creates conditions which bring a person well-being.

Generally, the properties of the Jurak Classic Whole Body Tonic are as follows:

1.	restore and maintain balance and homeostasis throughout the body systems;
2.	increase energy through normal metabolic means;
3.	increase general and overall resistance to infections of all kinds by enhancing the tonic properties of the immune system and bring the immune system in perfect balance;
4.	decrease the effects of stress and anxiety on our ability to perform and our ability to rest and sleep without having to utilize one herb to put them to sleep and another herb to wake them up in the morning;
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5.	protect from free-radical damages by having a good antioxidant activity;
6.	increase the body's ability to build muscle and/or decrease weight through the burning of calories by improving the body's ability to utilize the dietary calories that we consume each and every day;
7.	regulate digestion processes and keep all of the organs and glands that are part of the digestive system in balance, resulting in prevention of simple indigestion or ulcers and lowering of cholesterol;
8.	strengthen the heart and reduce cholesterol and blood pressure and keep the bloods ability to clot in balance;
9.	keeps the liver, kidneys and other glands related to blood-purifying concept in optimum health resulting in a reduction in exposure to stressful toxins and pollutants in our atmosphere and food; and
10.	balance the lower bowel by either counteracting constipation or diarrhea.

The Jurak Classic Whole Body Tonic is a blend of 18 bi-directional tonic herbs with 6 vital added minerals. It is a tonic composed of health giving substances found and extracted from plants. Substances of great value are found in diverse plants. Some of these are found in the roots, some in the seeds, some in the flowers, leaves or bark. Each plant has its own peculiarities and its own treasures which are often hidden in various manners.

We believe that nature gave man all he needs for health and well-being. When extracts are made to prepare the Jurak Classic Whole Body Tonic, many plants are used. Of some of these plants, only the roots or leaves or seeds or flowers or bark are used, each at its correct season, giving the right quality of its constituents. There are many variables that make a plant extract so valuable. These factors include hormones, trace minerals, various vegetable acids and mineral salts that are the same in their inorganic opposites but behave chemically different, and often give results quite opposite to the inorganic compounds.

The herbs contained in the Jurak Classic Whole Body Tonic are as follows:

1.	alfalfa, which contains an enormous quantity of nutrients, is one of the best sources of chlorophyll, possesses antibacterial action against gram-negative bacteria, and traditionally has been used as a treatment to diminish the symptoms of arthritis, gout, rheumatism;
2.	angelica root, which is known for its smooth muscle relaxation property and used in treatment of several forms of digestive disorders, including colic, stomachaches, indigestion, nausea, cramps, vomiting and anorexia;
3.	celery seed, which is a traditional diuretic and blood cleanser and possessing other medicinal properties including a blood pressure lowering property, antioxidative principle, and sedative activity;
4.	chamomile flower, which is used to calm the nerves and induce a state of pleasant relaxation;
5.	dandelion root, which is used specifically for the health of the liver and related organs and glands and is high in inulin, a form of carbohydrate easily assimilated by diabetics and a potential nutritional source for diabetics;
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6.	gentian root, which is one of the strongest bitters known, has antibacterial properties and is used to stimulate the appetite, promote the secretion of saliva and gastric, liver, pancreatic and intestinal juices and accelerate the emptying of the stomach;
7.	hops flower, which has been used through the centuries as a mild sedative and sleeping aid by calming nerves and helping induce sleep;
8.	horehound herb, which affects the respiration directly by dilating vessels and acting as a serotonin antagonist and which is also popularly used as a cough remedy and in bronchial medications ;
9.	horsetail herb, which is used in the growth and repair of bone and tissue and also stops bleeding and helps build up the blood;
10.	licorice root, which reinforces the body's ability to withstand attack from virtually any kind of pathogen, is considered a tonic for the musculoskeletal system and is also an effective treatment for stomach ailments;
11.	mallow common herb, which is an anti-inflammatory agent for the respiratory tract, the skin and the gastrointestinal tract;
12.	malva flower, which is an aromatic, stimulant and carminative used for snakebites, cramps, stomach and intestinal disorders;
13.	passion flower herb, which is used as a mild sedative that reduces anxiety, nervous tension, high blood pressure and encourages sleep, but which does not produce sedation in healthy, conscious individuals who need to remain active and awake;
14.	peppermint herb, which is mainly used to aid the various processes of digestion, combating gas, increasing the flow of bile, healing the stomach and liver, and is also an ideal choice for invigorating the mind and improving the mood;
15.	sarsaparilla root, which consists of the dried root of Smilax species and acts as a blood purifier that facilitates the removal of wastes from the blood either by promoting better circulation or improving liver or kidney action or by insuring regular bowel movements or by opening the pores of the skin;
16.	quassia wood, which stimulates secretion of the gastric juices, increases appetite and aids digestion; and
17.	saw palmetto berry, which helps prevent and treat benign prostatic hypertrophy; and
18.	thyme leaf, which is used to calm upset stomachs, kill bacteria, relax the smooth muscles of the stomach and uterus, increase expectoration, kill worms and improve the secretion of the digestive enzymes.

The Jurak Classic Whole Body Tonic also contains added minerals, such as boron, calcium, iodine, iron, magnesium and potassium.

Network Marketing Strategy

We recognize the need to aggressively grow our distributor sales force, thereby building new sales. We market and distribute our products through a network marketing system and sell directly to distributors and preferred customers. At February 28, 2006, we had approximately 9,900 distributors and 4,300 retail customers. Network marketing is a form of person-to-person direct selling through a network of vertically organized independent distributors who purchase products at wholesale prices from the manufacturer for resale to retail consumers.

The emergence of readily available means of mass communication such as personal computers, facsimiles, low-cost long distance telephone services, and the Internet has contributed to the rapid growth of network marketing. The concept of network marketing is based on the strength of personal recommendations that frequently come from friends, neighbors, relatives, and close acquaintances. We believe that network marketing is an effective way to distribute our products because it allows person-to-person product education, which is not as readily available through other distribution channels. We believe our network marketing system appeals to a broad cross-section of people, particularly those seeking to supplement family income, start a home business, or pursue employment opportunities other than conventional, full-time employment. Most of our distributors therefore sell our products on a part-time basis.

We believe that our network marketing system is ideally suited to market our Jurak Classic Whole Body Tonic because sales are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use our Jurak Classic Whole Body Tonic themselves. Sales are made through direct personal sales presentations as well as presentations made to groups. These sales methods are designed to encourage individuals to purchase our Jurak Classic Whole Body Tonic by informing potential customers and distributors of our Jurak Classic Whole Body Tonic and results of personal use, and the potential financial benefits of becoming a distributor. The objective of the marketing program is to develop a broad based network marketing organization within a relatively short period.

Our network marketing program encourages individuals to develop their own downline network marketing organizations. Each new distributor is either linked to the existing distributor that personally enrolled the new distributor into our network marketing organization or the existing distributor in the enrolling distributor's downline as specified at the time of enrollment. Growth of an distributor's downline organization is dependent upon the recruiting and enrollment of additional distributors within such distributor's downline organization.

Distributors are encouraged to assume responsibility for training and motivation of others within their downline organization and to conduct opportunity meetings as soon as they are appropriately trained. We strive to maintain a high level of motivation, morale, enthusiasm and integrity among the members of our network marketing organization. We believe this result is achieved through a combination of sales incentives, personal recognition or outstanding achievement and quality promotional materials. Under our network marketing program, distributors purchase sales aids and brochures from us and assume the costs of advertising and marketing the Jurak Classic Whole Body Tonic to their customers as well as the direct costs of recruiting new distributors. We believe that this form of sales organization is cost efficient because our direct sales expenses are limited.

We continually strive to improve our marketing strategies, including the compensation structure within our network marketing organization, to attract and motivate distributors. These efforts are designed to increase monthly product sales and the recruiting of distributors. We have set aside 3,000,000 shares of our restricted common stock for our distributors under a plan whereby the distributors earn a stock bonus based on sales and "bonus points". A distributor who purchases enough product for

160 points sponsors three persons who each purchase enough product for 160 points and who in turn sponsor three additional persons who each purchase enough product for 160 points will receive ten certificates. The number of certificates outstanding at May 31, 2005 and 2004 was 83,434 and 86,694 respectively. Each certificate earned is redeemable for one share of our restricted common stock at the current market price at the time of redemption.

The shares of common stock are contractually restricted from sale for three year from the time of earning.

We believe that in addition to the United States and Canadian markets, significant growth opportunities continue to exist in international markets. We intend to select new markets following an assessment of several factors including market size, anticipated demand for the Jurak Classic Whole Body Tonic, receptivity to network marketing and ease of entry, which includes consideration of possible regulatory restrictions on our products or network marketing system.

Material Agreements

Intellectual Property License Agreement

On approximately January 1, 1999, we entered into an intellectual property license agreement (the "License Agreement") with Jurak Holdings Limited, a corporation organized under the laws of the Province of Alberta and an affiliate of our Chief Executive Officer and one of our directors ("Jurak"). Pursuant to the terms and provisions of the License Agreement, we are required to pay the greater of $500,000 for fiscal year 2003 and each calendar year thereafter during the first ten years of the License Agreement (the "Minimum Royalty Fee") or eight percent of the net sales price of all license products sold under the License Agreement (the "Continuing Royalty Fee"). After fiscal 2013, we are required to make payments in the amount of the Continuing Royalty Fee.

As of February 28, 2006, the amount of the accrued payments due and owing to Jurak under the License Agreement pursuant to the Minimum Royalty Fee and the Continuing Royalty Fee is $125,736.

Intellectual Property

Patents and other proprietary rights are vital to our business operations. We protect our technology through a trademark that Jurak Holdings Limited ("JHL") owns and can license. JHL's policy is to seek appropriate protection both in the United States and abroad for our Jurak Classic Whole Body Tonic and other products. We have acquired trademark protection as follows.

JC Tonic

On January 15, 2002, the United States Patent and Trademark Office issued a certificate of registration, registration no. 2,530,329, to JHL for protection of our exclusive use of the trademark "JC Tonic". The certificate of registration for "JC Tonic" was issued under Class 6, 18, 44, 46, 51 and 52 for herbal, mineral and vitamin supplements, and shall remain in force and effect for ten years from the date of issuance.

The Youth Solution

On May 3, 2005, the United States Patent and Trademark Office issued application serial no. 78/618,318, registration no. 2625515, to JHL for protection of our exclusive use of the trademark "The Youth Solution". The certificate of registration for "The Youth Solution" was issued under Class 3 for body lotions, and shall remain in force and effect for ten years from the date of issuance.

On September 24, 2002, the United States Patent and Trademark Office issued a certificate of registration, serial no. 75/703,055, registration no. 2,625,515, to JHL for protection of our exclusive use of the trademark "The Youth Solution". The certificate of registration for "The Youth Solution" was issued under Class 5 and 32 for herbal supplements, and shall remain in force and effect for ten years from the date of issuance.

Helena

On November 29, 2004, the United States Patent and Trademark Office accepted JHL's application for registration under serial no. 78/523,794, for protection of our exclusive use of the trademark "Helena". The application was filed for "Helena" under Class 3 for non-medicated skin care preparation. Once final approval is obtained by the United States Patent and Trademark Office the mark the mark shall remain in force and effect for ten years from the date of issuance.

Vimirex

On January 18, 2005, the United States Patent and Trademark Office accepted JHL's application for registration under serial no. 78/549,525, for protection of our exclusive use of the trademark "Vimirex". The application was filed for "Vimirex" under Class 5 for vitamins and minerals. Once final approval is obtained by the United States Patent and Trademark Office the mark the mark shall remain in force and effect for ten years from the date of issuance.

JC Junior

On June 28, 2005, the United States Patent and Trademark Office accepted JHL's application for registration under serial no. 78/659,837, for protection of our exclusive use of the trademark "JC Junior". The application was filed for "JC Junior" under Class 5 and 32 for herbal supplements. Once final approval is obtained by the United States Patent and Trademark Office the mark shall remain in force and effect for ten years from the date of issuance.

Take An Ounce and Feel the Bounce

On June 13, 2000, the United States Patent and Trademark Office issued a certificate of registration, serial no. 76/069,199, registration no. 2,490,428, to us for protection of our exclusive use of the trademark "Take An Ounce and Feel the Bounce". The certificate of registration for "Take An Ounce and Feel the Bounce" was issued under Class 32 for herbal supplements, and shall remain in force and effect for ten years from the date of issuance.

Ambassador of Health

On May 5, 1999, the United States Patent and Trademark Office issued a certificate of registration, serial no. 75/702,892, registration no. 2,613,042, to us for protection of our exclusive use of the trademark "Ambassador of Health". The certificate of registration for "Ambassador of Health" was issued under Class 16 and 35 for magazines and newsletters on health and nutrition and for personnel recruitment and business consultation, and shall remain in force and effect for ten years from the date of issuance.

We may consider filing additional patent applications with respect to our technologies and any novel aspects of our technology to protect our intellectual property. Future patents, if issued, may be challenged, invalidated or circumvented. Thus, any patent that we own or license from third parties may not provide adequate protection against competitors. The patent applications that we may file in the future may not result in issued patents. Also, patents may not provide us with adequate proprietary protection or advantages against competitors with similar or competing technologies. As a result of potential conflicts with the proprietary rights of others, we may in the future have to prove that we are not infringing the patent rights of others or be required to obtain a license to the patent. We do not know whether such a license would be available on commercially reasonable terms, or at all.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. However, it is possible that parties may breach those agreements, and we may not have adequate remedies for any breach. It is also possible that our trade secrets or unpatentable know-how will otherwise become known or be independently developed by competitors. There can be no assurance that third parties will not assert infringement or other claims against us with respect to any existing or future products, or that licenses would be available if our technology were successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance our products. Litigation to protect our proprietary information or to determine the validity of any third-party claims could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful in such litigation.

While we have no knowledge that we are infringing the proprietary rights of any third party, there can be no assurance that such claims will not be asserted in the future with respect to our Jurak Classic Whole Body Tonic or future products. Any such assertion by a third party could require us to pay royalties, to participate in costly litigation and defend licensees in any such suit pursuant to indemnification agreements, or to refrain from selling an alleged infringing product or service.

COMPETITION

The business of developing and distributing nutritional and personal care products such as the Jurak Classic Whole Body Tonic is highly competitive. Numerous manufacturers, distributors and retailers compete for consumers and, in the case of other network marketing companies, for distributors. We compete directly with other entities that develop, manufacture, market and distribute dietary supplements. We compete with these entities by emphasizing the underlying science, value and high quality of the Jurak Classic Whole Body Tonic as well as the convenience and financial benefits afforded by our network marketing system and compensation plan. However, many of our competitors may be substantially larger and have greater financial resources and broader name recognition. Our markets are highly sensitive to the introduction of new products that may rapidly capture a significant share of those markets.

The nutritional supplement market is characterized by: (i) large selection of essentially similar products that may be difficult to differentiate; (ii) retail consumer emphasis on value pricing; (iii) constantly changing formulations based on evolving scientific research; (iv) low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements, and ready access to large distribution channels; and (v) a lack of uniform standards regarding product ingredient sources, potency, purity, absorption rate, and form.

There can be no assurance that we will be able to effectively compete in this intensely competitive environment. In addition, nutritional and personal care products can be purchased in a wide variety of channels of distribution, including retail stores. Our product offering line is relatively limited compared to the wide variety of products offered by many of our competitors, and are often premium priced. As a result, our ability to remain competitive depends in part upon the successful marketing of the Jurak Classic Whole Body Tonic.

We also compete with other network marketing organizations for time, attention and commitment of new and current distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. We believe that we offer a rewarding and unique compensation plan and attractive benefits and services. To the extent practicable, our compensation plan is designed to be seamless, permitting international expansion without re-entry requirements. There can be no assurance that our program for recruiting and retaining distributors will be successful. The pool of individuals interested in the business opportunities presented by network marketing tends to be limited in certain markets, and is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive opportunity for our distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Employees

We currently employ 7 employees, all of which are full-time employees. In addition to the current staff, we also have approximately 9,300 distributors nationwide.

Insurance

The Company carries product liability insurance and commercial insurance, but does not have insurance coverage on its officers and directors at this time.

Intellectual Property

The Company has entered into an intellectual property license agreement with an entity related to the principal stockholder and to a separate foundation. The agreement calls for royalty payments to the entity and foundation that total 8% of "net sales price" subject to a minimum royalty fee of $500,000 each year to the entity related to the principal stockholder and other conditions as defined by the agreement. The minimum royalty fee for the year ended May 31, 2004 was waived by the principal stockholder. The amount expensed for the years ended May 31, 2005 and 2004 was $500,000 and $165,000, respectively, and is included in accrued royalties at May 31, 2005 and 2004.

Reports to Security Holders

We will be filing this Form SB-2 with the Commission and files reports, including quarterly and annual reports, with the Commission pursuant to Section 12(b) or (g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company will voluntarily send an annual report which will include its most recent audited financial statements, when requested by a security holder. The Company files its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

DESCRIPTION OF PROPERTY

We lease our principal office space located at Hughes Airport Center, 1181 Grier Drive, Suite C, Las Vegas, Nevada 89119. We currently utilize office space and warehouse. We intend to lease this space pursuant to the terms and provisions of our lease at approximately $7,000 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following plan of operation should be read in conjunction with the May 31, 2005 financial statements and as well as our interim condensed financial statements as of and for the quarter ended February 28, 2006, both of which are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

Jurak Corporation World Wide, Inc., a Minnesota corporation, currently trades on the Over-the-Counter Bulletin Board under the symbol "JRAK". We are a product-focused company specializing in the herbal supplement industry and market. Our main product is the "Jurak Classic Whole Body Tonic", also known as JC Tonic, which is a herbal supplemental blend of thirty different ingredients comprised primarily of medicinal herbs. The Jurak Classic Whole Body Tonic was first developed in 1943 by Carl Jurak, the father of the founder of our company. The Jurak Classic Whole Body Tonic is marketed in a 42-ounce bottle; a 20-ounce bottle, and a 1 oz mono-dose packaged as 35 doses in a box; all which constitute almost 100% of the sales; the difference being the recent introduction of Company's new product, Helena.

We have obtained trademark protection for the name "JC Tonic" within the United States and within Canada. We also own the web sites www.jurak.com, www.jctonic.com and www.tonicman.com.

In December 2005, the Company introduced the first of its personal care products called Helena, Whole Body Anti-Aging Skin Rejuvenator. This product was developed as well by Carl Jurak and given to Beverly Hills research chemist and anti-aging skin care expert, David Wood, PhD. and his team to be synergistically re-formulated with other advanced ingredients. It is a revolutionary product that sets new standards in anti-aging treatments.

We have obtained trademark protection for the name "Helena" within the United States.

We distribute our products through a network marketing system using independent distributors. Network marketing appeals to a wide cross-section of people, particularly those seeking to supplement income, start a home-based business or pursue entrepreneurial opportunities other than conventional full-time employment. We consider our attractive compensation plan and cash bonus pools to be attractive components of our network marketing system. We also believe that our network marketing system is ideally suited to market herbal supplement products because sales of such products are strengthened by ongoing personal contact between our distributors and their customers. Distributors are given the opportunity through sponsored events and raining sessions to network with other distributors, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to further motivate and foster an atmosphere of excitement through our distributor network.

RESULTS OF OPERATIONS

For the Three Month Period Ended February 28, 2006 Compared to the Three Month Period Ended February 28, 2005.

We incurred a net loss of ($225,589) during the three-month period ended February 28, 2006 compared to a net loss of ($72,852) incurred during the three-month period ended February 28, 2005 (an increase of $152,737).

During the three month period ended February 28, 2006, we generated $380,012 in gross sales compared to $545,009 in gross sales during the three month period ended February 28, 2005 (a decrease of $164,997). Cost of sales decreased during the three month period ended February 28, 2006 to $96,528 from $107,673 for the same period during 2005 (a decrease of $11,145). The resulting gross profit during the three month period ended February 28, 2006 was $283,484 compared to $437,336 during the three month period ended February 28, 2005 (a decrease of $153,852).

During the three month period ended February 28, 2006, we incurred $489,527 in selling, general and administrative expense compared to $481,073 in selling, general and administrative expense incurred during the three month period ended February 28, 2005 (an increase of $8,454). Selling, general and administrative expenses comprised our operating expenses and consisted of: (i)$183,796 in selling expenses; and (ii) $305,731 in general and administrative expenses. Interest expense of $19,546 was incurred during the three month period ended February 28, 2006 compared to interest expense of $29,115 during the same period in 2005. Therefore, during the three month period ended February 28, 2006, net loss was ($225,589) compared to a net loss of ($72,852) incurred during the three month period ended February 28, 2005. Our management anticipates that the profit margin will increase as we acquire new customers and continue to try to lower our cost of sales and selling, general and administrative expenses.

As a result of the above, the Company's net loss for the three-month period ended February 28, 2006 was ($225,589) or ($0.006) per common share.

For the Nine Month Period Ended February 28, 2006 Compared to the Nine Month Period Ended February 28, 2005.

We incurred a net loss of ($836,529) during the nine-month period ended February 28, 2006 compared to a net loss of approximately ($157,406) incurred during the nine-month period ended February 28, 2005 ( an increase of $679,123).

During the nine month period ended February 28, 2006, we generated $1,143,473 in gross sales compared to $1,817,864 in gross sales during the nine month period ended February 28, 2005 (a decrease of $674,391). Cost of sales decreased during the nine-month period ended February 28, 2006 to $265,629 from $399,063 for the same period during 2005 (a decrease of $133,434). Therefore, during the nine month period ended February 28, 2006, gross profit was $877,844 compared to gross profit of $1,418,801 during the nine month period ended February 28, 2005 (a decrease of $540,957).

During the nine month period ended February 28, 2006, we incurred $1,642,897 in selling, general and administrative expense compared to $1,477,153 in selling, general and administrative expense incurred during the nine month period ended February 28, 2005 (an increase of $165,744). Selling, general and administrative expenses comprised our operating expenses and consisted of: (i) $617,447 in selling expenses; and (ii) $1,025,450 in general and administrative expenses. Interest expense of $71,476 was incurred during the nine month period ended February 28, 2006 compared to interest expense of $99,054 during the same period in 2005. Therefore, during the nine-month period ended February 28, 2006, net loss was ($836,529) compared to a net loss of ($157,406) incurred during the nine month period ended February 28, 2005. Our management anticipates that the profit margin will increase as we acquire new customers and continue to lower our cost of sales and selling, general and administrative expenses.

As a result of the above, the Company's net loss for the nine-month period ended February 28, 2006 was ($836,529) or ($0.024) per share.

Fiscal Year Ended May 31, 2005 Compared to Fiscal Year Ended May 31, 2004

        Our net loss during fiscal year ended May 31, 2005 was ($508,634) compared to ($295,276) during fiscal year ended May 31, 2004 (a decrease of $213,358). During fiscal year ended May 31, 2005, we generated $2,364,398 in gross sales compared to $2,691,915 in gross sales for fiscal year ended May 31, 2004 (a decrease of $327,517). Cost of goods sold decreased during fiscal year ended May 31, 2005 to $508,022 from $577,838 for fiscal year ended May 31, 2004, resulting in a gross margin of $1,856,376 for fiscal year ended May 31, 2005 compared to $2,114,077 for 2004, as further discussed below.

        During fiscal year ended May 31, 2005, we recorded operating expenses of $2,239,657 compared to operating expenses of $2,312,192 during fiscal year ended May 31, 2004 (a decrease of $72,535). Selling, general and administrative expenses comprised our operating expenses and consisted of: (i) $418,708 (2004: $414,590 in salaries and employee benefits; (ii) $57,842 (2004: $28,108) in advertising and promotion; (iii) $459,784 (2004: $738,238) in contract labor; (iv) $64,060 (2004: $50,649) in legal and accounting; (v) $289,885 (2004: 487,749) in office and general; (vi) $113,740 (2004: $140,261) in rent; (vii) $63,831 (2004: $23,770) in insurance; (viii) $12,747 (2004: $8,535) in depreciation; (ix) $259,060 (2004: $255,292) in consulting fees, and (xi) $500,000 (2004: $165,000) in royalty fees.   Interest expense for the year ended May 31, 2005 was $125,353 compared to $97,643 for the prior period.

        Our net loss during fiscal year ended May 31, 2005 was ($508,634) or ($0.02) per share compared to a net loss of ($295,276) or ($0.01) per share for fiscal year ended May 31, 2004. For fiscal year ended May 31, 2005, the weighted average number of shares outstanding was 31,615,449 compared to 31,104,962 for fiscal year ended May 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

Nine-Month Period Ended February 28, 2006

We have historically had more expenses and cost of sales than revenue in each year of our operations. The accumulated deficit as of February 28, 2006 was ($4,383,946) and current liabilities are in excess of current assets. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt securities and the generation of sales revenue. In connection with our business plan, management anticipates that there may be additional increases in working capital expenses and capital expenditures relating to operating expenses. We intend to finance these expenses with further issuances of our securities and revenues from operations. Therefore, we expect we may need to raise additional capital and increase our revenues to meet long-term operating requirements.

As of the nine-month period ended February 28, 2006, our current assets were $81,718 and our current liabilities were $1,987,252 which resulted in a working capital deficit of ($1,905,534). As of the nine-month period ended February 28, 2006, our total assets were $144,504 consisting of: (i) $8,653 in cash and cash equivalents; (ii) $147 in accounts receivable; (iii) $66,431 in inventories; (iv) $6,487 in prepaid expenses; (v) $35,544 in restricted cash; (vi) $9,410 in deposits; and (vii) $17,832 in net valuation of office furnishings and equipment.

As of the nine-month period ended February 28, 2006, our total liabilities were $1,987,252 consisting of: (i) $1,317,241 payable to stockholder/officer; (ii) $125,736 in accrued royalties; (iii) $258,669 in accrued compensation; (iv) $279,573 in accounts payable; and (v) $8,193 in current and long-term capital lease obligation. See " - Material Commitments" below.

During the nine month period ended February 28, 2006, net cash used in operating activities was ($220,646) consisting primarily of a net loss of ($836,529), which was adjusted by $171,720 worth of stock issued for services, $9,145 for depreciation, $37,763 for inventory, $25,793 in accounts payable, $5,659 in prepaid expenses, and $365,389 in accrued compensation and royalties and $414 in accounts receivable.

During the nine month period ended February 28, 2006, net cash used in or from investing activities was $0.

During the nine month period ended February 28, 2006, net cash provided by financing activities was $228,811 consisting primarily of $269,566 in cash received for issuance of common stock, which was adjusted by ($28,572) in payments on notes payable- stockholder, ($4,942) in payments on capital lease obligations and ($7,241) from checks issued in excess of bank balance.

For the period ended May 31, 2005

As of May 31, 2005, our current assets were $117,389 and our current liabilities were $782,543, which resulted in a working capital deficit of $2,665,154. As of May 31, 2005, total assets were $189,319 consisting of: (i) $488 in cash; (ii) $561 in accounts receivable; (iii) $104,194 in inventory; (iv) $12,146 in prepaid expenses; (v) $35,544 in restricted cash; (vi) $9,410 in deposits; and (vii) $26,976 in office furnishings and equipment (net depreciation and amortization).

As of May 31, 2005, total liabilities were comprised of (i) $253,780 in accounts payable; (ii) $368,280 in accrued compensation; (iii) $900,736 in accrued royalties; (iv) $1,345,813 payable to stockholder/officer; (v) $7,241 in checks issued in excess of bank balance; and (vi) $13,135 in current and long-term portion of capital lease obligation.

Stockholders' deficit increased from ($2,239,967) at fiscal year ended May 31, 2004 to ($2,599,666) at fiscal year ended May 31, 2005.

Net cash flows from operating activities during fiscal year ended May 31, 2005 was $5,671 compared with net cash flows used in operating activities of ($147,705) for the same period in 2004. The change was caused by an increase in accrued royalties and a decrease in prepaid expenses.

During fiscal year ended May 31, 2005, net cash used in investing activities was ($2,744) compared with net cash used in investing activities of ($9,200) during fiscal year ended May 31, 2004. Net cash used in investing activities during fiscal years ended May 31, 2005 and 2004, respectively, was primarily for the purchase of office equipment.

During fiscal year ended May 31, 2005, net cash used in financing activities was ($2,951) compared with net cash provided by financing activities of $143,668 during fiscal year ended May 31, 2004. The decrease is related to a decrease in proceeds received from stock issuances and the note payable to the stockholder/officer.

PLAN OF OPERATION

As of the date of this Quarterly Report, we have generated revenue from operations and continue to rely upon internally generated funds and advances, funds from the sale of shares of stock and loans from our shareholders and private investors to finance our operations and growth. Management anticipates a possible increase in operating expenses and capital expenditures relating to its business operations.

We may finance further expenditures with future issuances of our restricted common stock. We believe that potential sales revenues and any private placements of equity capital and debt financing, if successful, may be adequate to fund our operations over the next year. We may encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash before that time. If we raise additional funds through the issuance of equity or convertible debt securities other than to current shareholders, the percentage ownership of our current shareholders would be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of potential marketing opportunities for our products, which could significantly and materially restrict our business operations.

As of the date of this Quarterly Report, management believes that an estimated $2,000,000 to $5,000,000 is required over the next two years for payment of expenses associated with our ongoing business operations. Management believes that we can satisfy our cash requirements for approximately the next twelve months based on sales revenues, proceeds received from private placement offerings, and our ability to obtain advances or equity private placements from certain investors and other parties, as necessary.

As of the date of this Quarterly Report, there is substantial doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow to fund our business operations and material commitments. We must raise additional capital. We have not generated sufficient cash flow in the past to fund our operations and activities. Historically, we have relied upon internally generated funds, funds from the sale of shares of stock and loans from our shareholders and private investors to finance our operations and growth. Our future success and viability are entirely dependent upon our current management to generate revenues from our business operations and raise additional capital through further private offerings of our stock or loans from private investors. Management is optimistic that we will be successful in our capital raising efforts. There can be no assurance, however, that we will be able to generate sufficient revenues or raise additional capital. Our failure to successfully generate sufficient revenues and/or raise additional capital will have a material and adverse affect upon us and our shareholders.

MATERIAL COMMITMENTS

In connection with our business operations, we incurred liability or borrowed funds pursuant to various contractual arrangements representing the following material commitments.

Royalty Agreement

On approximately January 1, 1999, we and Jurak Holdings Limited, a corporation organized under the laws of the Province of Alberta and an affiliate of our Chief Executive Officer and a director (the "Jurak"), entered into an intellectual properly license agreement (the "License Agreement"). Pursuant to the terms and provisions of the License Agreement, we are required to pay a minimum royalty fee of $10,000 for fiscal year 1999, $10,000 for fiscal year 2000, $100,000 for fiscal year 2001, $200,000 for fiscal year 2002, and $500,000 for fiscal year 2003 and each calendar year thereafter for up to ten years of the License Agreement (the "Minimum Royalty Fee"). Furthermore, in addition to the Minimum Royalty Payment, we are required to pay a continuing royalty fee of the percent of the net sales price of all license products sold under the License Agreement (the "Continuing Royalty Fee") in excess of the minimum royalty fee.

A significant and estimate material agreement for us for fiscal year 2005 and 2006 are the amounts of the Minimum Royalty Fee and the Continuing Royalty Fee due and owing under the terms of the License Agreement. As of the date of this Quarterly Report, the amount of the accrued royalties due and owing pursuant to the Minimum Royalty Fee and the Continuing Royalty Fee is $125,000 and $736, respectively. See Note 3 for the issuance of restricted stock in exchange for payment of prior accrued royalty fees.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this Quarterly Report, we do not have any off-balance sheet arrangements that have or are reasonably like to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have: (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth in this item, there are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation SB had or is to have a direct or indirect material interest.

On approximately January 1, 1999, we entered into an intellectual property license agreement (the "License Agreement") with Jurak Holdings Limited, a corporation organized under the laws of the Province of Alberta and an affiliate of our Chief Executive Officer and one of our directors ("Jurak"). Under the terms of said Agreement, Jurak earned royalties totaling $1,150,000 ("Royalty Grant"). A portion of these royalties was originally assigned to Children World Wide, a California nonprofit corporation ("CWW") as outlined in the overriding agreement dated November 19, 1998. Pursuant to an agreement dated January 6, 2006, Children World Wide assigned its rights to receive royalty payments to Jurak.

JRAK issued 11,500,000 shares of restricted common stock to JHL at the rate of $0.10 per share which was equal to the amount of the Royalty Grant owed to Jurak.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock trades on the Over-The-Counter Bulletin Board under the symbol JRAK. Following is a table showing the high and low sales price.

Quarter Ended	High	Low
May 31, 2006	$2.10	$0.10
February 28, 2006	$2.88	$1.32
November 30, 2005	$2.58	$1.44
August 31, 2005	$0.55	$0.16
May 31, 2005	$0.45	$0.20
February 28, 2005	$0.51	$0.18

Holders of Common Stock

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

Stock Option Grants

There are no Stock Options granted at this time.

Dividends

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company. A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the Company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

EXECUTIVE COMPENSATION

During fiscal years ended May 31, 2005 and 2004, certain officers were compensated for their role as executive officers. As of the date of this Prospecuts, we do not have any stock option, pension, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with our requirements. We do not have employment agreements with any of our officers.

Generally, our directors do not receive salaries or fees for serving as directors nor do they receive any compensation for attending meetings of the Board of Directors. However, we may adopt a director compensation policy in the future. We do not currently have any standard arrangement pursuant to which our directors are compensated for services provided as a director or for committee participation or special assignments. Directors are, however, entitled to reimbursement of expenses incurred in attending meetings.

SUMMARY COMPENSATION TABLE

Compensation

None of our executive officers received an annual salary and bonus that exceeded $60,000 during the fiscal years ended May 31, 2005, 2004 and 2003. We do not currently have a compensation committee. Decisions as to compensation are made from time-to-time by our Board of Directors with no established policies or formulas. The following table sets forth the compensation received by Mr. Jurak.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Anthony Jurak	2005	$60,000(2)	Nil	Nil	None	Nil	None	None
Chief Executive Officer/	2004	$60,000(2)	Nil	Nil	None	Nil	None	None
Secretary, Chairman of the Board, Director	2003	$60,000(2)	Nil	Nil	None	Nil	None	None
37
(1)	Consulting fees for Mr. Jurak are denominated in Canadian funds and paid by Jurak Holdings Ltd. on behalf of us.
(2)	Mr. Jurak earned consulting fees of CDN $54,091.98 during fiscal year ended May 31, 2005, of which $22,533.00 has accrued. As of fiscal year ended May 31, 2005, an aggregate amount of $22,533.00 was due and owing Mr. Jurak for payment of accrued consulting fees.

Stock Options/SAR Grants In Fiscal Year Ended May 31, 2005

As of the date of this Prospectus, we do not have a stock option plan in effect. The following reflects that information for fiscal year ended May 31, 2005 regarding stock options. No stock options were granted in any previous fiscal years.

Name	Number of Securities Under Options/SARs Granted	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Expiration Date
Not Applicable	Nil	Nil	Nil	Not applicable

Long Term Incentive Plan ("LTIP") Awards Table

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to any of the above executive officers during fiscal year ended May 31, 2005.

EMPLOYMENT AGREEMENTS

As of the date of this Prospectus, we do not have any employment agreements with our executive officers, but we intend to enter into such agreements with our senior executive officers in the future.

FINANCIAL STATEMENTS

Audited Financial Statements, as of May 31, 2005, and the nine-month interim period ended February 28, 2006 are included herewith.

JURAK CORPORATION WORLD WIDE, INC.

Audited Financial Statements

May 31, 2005

Index

Reports of Independent Registered Public Accounting Firms dated September 9, 2005 and July 9, 2004

Balance Sheets

Statements of Operations

Statements of Cash Flows

Notes to Financial Statements

JURAK CORPORATION
WORLD WIDE, INC.

AUDITED FINANCIAL REPORT

MAY 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Jurak Corporation World Wide, Inc.

        We have audited the accompanying balance sheet of Jurak Corporation World Wide, Inc., a Minnesota corporation, as of May 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements present fairly, in all material respects, the financial position of Jurak Corporation World Wide, Inc. as of May 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CARVER MOQUIST & O'CONNOR, LLC

Minneapolis, Minnesota
September 9, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Jurak Corporation World Wide, Inc.

        We have audited the accompanying balance sheet of Jurak Corporation World Wide, Inc., a Minnesota corporation, as of May 31, 2004, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements present fairly, in all material respects, the financial position of Jurak Corporation World Wide, Inc. as of May 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
July 9, 2004

JURAK CORPORATION WORLD WIDE, INC.

BALANCE SHEETS
May 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash	$488	$512
Accounts receivable	561	--
Inventories	104,194	96,149
Prepaid expenses	12,146	156,130

Total current assets	117,389	252,791

RESTRICTED CASH	35,544	35,544

DEPOSITS	9,410	25,554

OFFICE FURNISHINGS AND EQUIPMENT, less
Accumulated depreciation and amortization of $122,224 and $106,476 in 2005 and 2004, respectively	26,976	33,441

	$189,319	$347,330

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Checks issued in excess of bank balance	$7,241	$66,248
Current portion of capital lease obligations	6,693	5,156
Accounts payable	253,780	280,816
Accrued compensation	268,280	500,143
Accrued royalties	900,736	400,736
Payable to stockholder, officer	1,345,813	1,324,116

Total current liabilities	2,782,543	2,577,215

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	6,442	10,082

Total liabilities	2,788,985	2,587,297

STOCKHOLDERS' DEFICIT:
Convertible preferred stock, par value $.001 per share,
50,000,000 shares authorized, none issued or outstanding	--	--
Common stock, par value $.001 per share, 150,000,000 shares
authorized, 31,937,267 and 31,267,581 shares issued and outstanding
at May 31, 2005 and 2004, respectively	31,938	31,268
Additional paid-in capital	915,814	767,549
Accumulated deficit	(3,547,418)	(3,038,784)

Total stockholders' deficit	(2,599,666)	(2,239,967)

	$189,319	$347,330

See Notes to Financial Statements.

JURAK CORPORATION WORLD WIDE, INC.

STATEMENTS OF OPERATIONS
Years Ended May 31, 2005 and 2004

	2005	2004
Sales	$2,364,398	$2,691,915
Cost of sales	508,022	577,838

Gross profit	1,856,376	2,114,077

Selling, general and administrative expenses	2,239,657	2,312,192

Loss from operations	(383,281)	(198,115)

Other income (expense)
Interest expense	(125,353)	(97,643)
Other income (expense)	--	482

Net loss	$(508,634)	$(295,276)

Basic loss per common share	$(.02)	$(.01)

Weighted average outstanding common shares	31,615,449	31,104,962

See Notes to Financial Statements.

JURAK CORPORATION WORLD WIDE, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
Years Ended May 31, 2005 and 2004

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, May 31, 2003	31,055,500	$31,056	$553,630	$(2,743,508)	$(2,158,822)
Stock issuance	212,081	212	213,919	--	214,131
Net loss	--	--	--	(295,276)	(295,276)

Balance, May 31, 2004	31,267,581	31,268	767,549	(3,038,784)	(2,239,967)
Stock issuance	669,686	670	148,265	--	148,935
Net loss	--	--	--	(508,634)	(508,634)

Balance, May 31, 2005	31,937,267	$31,938	$915,814	$(3,547,418)	$(2,599,666)

See Notes to Financial Statements.

JURAK CORPORATION WORLD WIDE, INC.

STATEMENTS OF CASH FLOWS
Years Ended May 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(508,634)	$(547,838)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	12,747	8,535
Changes in operating assets and liabilities:
Accounts receivable	(561)	--
Inventories	(8,045)	155,630
Prepaid expenses	143,984	(156,130)
Deposits	16,144	3,346
Accounts payable	(27,036)	(50,846)
Accrued compensation and royalties	377,072	187,036

Net cash provided by (used in) operating activities	5,671	(147,705)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of office equipment	(2,744)	(9,300)
Decrease in restricted cash	--	100

Net cash used in investing activities	(2,744)	(9,200)

CASH FLOWS FROM FINANCING ACTIVITIES:
Checks issued in excess of bank balance	(59,007)	66,248
Stock issuance	40,000	195,000
Payments on capital lease obligations	(5,641)	(1,630)
Change in payable to stockholder, officer	21,697	(115,950)

Net cash provided by (used in) financing activities	(2,951)	143,668

Decrease in cash	(24)	(13,237)
Cash:
Cash, beginning of year	512	13,749

Cash, end of year	$488	$512

SUPPLEMENTAL CASH FLOW DISCLOSURES
Equipment obtained through a capital lease	$3,538	$16,868
Conversion of accrued compensation to common stock	108,935	19,131

JURAK CORPORATION WORLD WIDE, INC.

NOTES TO FINANCIAL STATEMENTS
May 31, 2004 and 2003

Note 1.	Nature of Business and Summary of Significant Accounting Policies:

Nature of business:
Jurak Corporation World Wide, Inc. (the Company) was incorporated on November 3, 1997 in the State of Minnesota, is located in Las Vegas, Nevada, and markets its products throughout the U.S. and Canada. The Company manufactures and markets dietary and herbal supplement products.
A summary of the Company's significant accounting policies follows:
Cash:
The Company maintains its cash in a high quality financial institution. The balances, at times, may exceed the federally insured limits.
Income taxes:
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.
Inventories:
Inventories are valued at the lower of cost (first-in, first-out method) or market and consist of the following:

	May 31
	2005	2004
Raw materials	$33,951	$12,181
Finished goods and supplies	70,243	83,968

	$104,194	$96,149

Office furnishings and equipment:
Office furnishings and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful life of three to seven years. Maintenance repairs and minor renewals are expensed when incurred.
Advertising:
The Company expenses advertising costs as they are incurred. Advertising costs were $3,284 and $25,105 for the years ended May 31, 2005 and 2004, respectively.
47
Shipping and handling costs:
Shipping and handling costs charged to customers have been included in sales. Inbound freight and handling costs incurred by the Company have been included in cost of sales.
Revenue recognition:
The Company recognizes revenue when persuasive evidence of an arrangement exists, when title and risk of ownership passes, the sales price is fixed or determinable, and collectibility is probable. Generally, these criteria are met at the time product is shipped.
Carrying value of financial instruments:
The carrying value of the Company's financial instruments approximates fair value at May 31, 2005 and 2004. The carrying amounts for cash, accounts payable and other accrued liabilities approximate fair value because of the short maturity of these instruments.
Estimates and assumptions:
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from Company estimates.
Loss per common share:
Loss per share is computed based on the weighted average number of common shares outstanding. There are 195,000 warrants outstanding (Note 5) and 83,433 and 86,694 certificates for shares of stock (Note 8) that would be considered anti-dilutive.
Recent accounting pronouncements:
The FASB issued SFAS No. 123(R), "Share-Based Payment," in December 2004, which will require the cost of employee compensation paid with equity instruments to be measured based on grant-date fair values and recognized over the vesting period. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for SFAS No. 123(R). The new rule allows companies to implement SFAS No. 123(R) at the beginning of their fiscal year that begins after June 15, 2005. Under the new rule, SFAS No. 123(R) will become effective for us in the first quarter of fiscal 2007. The Company believes the adoption of SFAS 123(R) will not impact the Company's financial statements as it has not issued stock options to its employees.
In November 2004, the FASB issued SFAS No. 151, "Inventory Costs," which amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We are currently evaluating the provisions of SFAS No. 151 and will adopt it on June 1, 2006, as required.
Reclassifications:
Certain reclassifications have been made to the 2004 financial statements to conform to the classifications used in 2005. Such reclassifications had no effect on net loss or stockholders' deficit.
Note 2.	Company's Continued Existence:
48
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses and its liabilities exceed its assets. The Company intends to generate positive cash flows from operations through increased sales utilizing the network of distributors in place, issuance of additional stock, and obtain necessary capital through additional advances from the Company's principal stockholder. To continue operations, the Company must raise additional capital. As noted in Note 5, the Company has initiated a private placement of common stock and a warrant for each share purchased. However, there can be no assurance the Company will be able to obtain capital in the private placement. The Company has no committed sources or arrangements for additional financing. The financial statements do not include any adjustment relating to recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue to exist. Management believes that actions presently being taken on provide the opportunity for the Company to continue as a going concern.
Note 3.	Capital Lease Obligations:
The Company has capital leases for new computer equipment, expiring through October 2008. The leases bear interest ranging from 5% to 25%. The obligations are collateralized by the equipment under lease. Total cost and accumulated amortization of the lease equipment was $20,406 and $7,461 at May 31, 2005 and $16,868 and $1,687 at May 31, 2004. Amortization expense on the leased assets is included with depreciation expense.
Future minimum lease payments under capital lease and the net present value of the future minimum lease payments are as follows for the years ended May 31:

2005	$7,658
2006	5,417
2007	1,298

Total Future Minimum Lease Payments	14,373
Less Amount Representing Interest	(1,238)

Present value of Future Minimum Lease Payments	13,135
Less Current Portion	(6,693)

Long-Term Capital Lease Obligations	$6,442

Note 4.	Stockholder Rights:
The convertible preferred stock is convertible into ten common shares at a price of $.10 per share for a period of ten years and has no voting rights unless converted into common shares.
The Board of Directors have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and place of redemption and conversion right with respect to any stock of the Company.
Note 5.	Stock Transactions:
During the year ended May 31, 2004, the Company initiated a private placement for 1,000,000 shares of the Company's stock at the price of $1.00 per share. At May 31, 2005 and 2004, 200,000 and 195,000 shares, respectively, had been issued related to the private placement. The placement includes a warrant for each share purchased and is exercisable at $1.25 per share for two years from that date.
During the year ended May 31, 2005 and 2004, 16,302 shares and 17,081 shares, respectively, were issued to various distributors under its distributor bonus plan (Note 8).
During the year ended May 31, 2005, the Company issued 453,384 shares to an officer of the Company for payment of accrued compensation.
49
Note 6.	Income Taxes:
For income tax purposes, pre-opening costs were deferred and are being amortized to expense in future tax returns. The (benefit) for income taxes differs from the amount computed by applying the U.S. federal income tax rate to loss before income taxes as follows:

	May 31
	2005	2004
Expected (benefit) at statutory rate	$(328,000)	$(83,000)
Effect of graduated federal rates	8,000	8,000
Increase in valuation allowance	320,000	75,000

	$--	$--

The following is a summary of deferred taxes:

	May 31
	2005	2004
Deferred tax assets:
Net operating loss	$759,000	$700,000
Related party accruals	$461,000	$200,000
Valuation allowance	(1,220,000)	(900,000)

	$--	$--

Tax law provides for limitation on the use of future loss carryovers should significant ownership changes occur. The Company has net operating loss carry forwards of approximately $2,000,000 that expire through the year 2024.
Note 7.	Related Party Transactions:
The principal stockholder and related entities have advanced to the Company or requested reimbursement for $1,345,813 and $1,324,116 as of May 31, 2005 and 2004, respectively. These amounts include accrued interest of $539,991 and $434,714 as of May 31, 2005 and 2004, respectively. Interest on the advances is at 8% and a total of $125,353 and $97,298 was charged to operations for the years ended May 31, 2005 and 2004, respectively, and is included in the payable to stockholder, officer amount at May 31, 2005 and 2004.
Note 8.	Commitments:
The Company rents office and warehouse space in Las Vegas, Nevada under terms of an operating lease which calls for a base monthly rental of approximately $6,700, increasing annually, plus operating expenses through June 2009. Rent expense plus operating expenses under this agreement for the years ended May 31, 2005 and 2004 was $92,530 and $119,500, respectively.
Minimum lease payments are the following for the year ending May 31:

2006	$82,426
2007	84,899
2008	87,446
2009	83,593
2010	6,700

Total Future Minimum Lease Payments	$345,064

50
The Company is offering 3,000,000 of its shares to its distributors under a plan whereby the distributors earn a stock bonus based on sales and "bonus points." A distributor who purchases enough product for 160 points, sponsors three persons who each purchase enough product for 160 points and who in turn sponsor three additional persons who each purchase enough product for 160 points will receive 10 certificates. Each certificate will be redeemed for one share of the Company's common stock three years after it has been earned. The number of certificates outstanding at May 31, 2005 and 2004 was 83,433 and 86,694, respectively. The liability for the bonus points of $100,287 and $217,370 at May 31, 2005 and 2004, respectively, is included in accrued compensation. During the years ended May 31, 2005 and 2004, 16,302 shares and 17,081 shares, respectively, were issued to various distributors under this plan.
The Company entered into an agreement with a bank whereby a certain amount must be deposited into a restricted cash account in exchange for credit card processing.
The Company has entered into an intellectual property license agreement with an entity related to the principal stockholder and to a separate foundation. The agreement calls for royalty payments to the entity and foundation that total 8% of "net sales price" subject to a minimum royalty fee of $500,000 each year to the entity related to the principal stockholder and other conditions as defined by the agreement. The minimum royalty fee for the year ended May 31, 2004 was waived by the principal stockholder. The amount expensed for the years ended May 31, 2005 and 2004 was $500,000 and $165,000, respectively, and is included in accrued royalties at May 31, 2005 and 2004.

JURAK CORPORATION
WORLD WIDE, INC.

INTERIM 'UNAUDITED' FINANCIAL REPORT

February 28, 2006 and 2005

JURAK CORPORATION WORLD WIDE, INC.

BALANCE SHEETS

ASSETS	February 28, 2006 (Unaudited)	May 31, 2005 (Audited)

CURRENT ASSETS
Cash	$ 8,653	$ 488
Accounts receivable	147	561
Inventories	66,431	104,194
Prepaid expenses	6,487	12,146
Total current assets	81,718	117,389

RESTRICTED CASH	35,544	35,544

DEPOSITS	9,410	9,410

OFFICE FURNISHINGS AND EQUIPMENT, less
accumulated depreciation and amortization of $131,368 and $122,224, respectively	17,832	26,976

	$ 144,504	$ 189,319
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Checks issued in excess of bank balance	$ -	$ 7,241
Current portion of capital lease obligations	6,033	6,693
Accounts payable	279,573	253,780
Accrued compensation	258,669	268,280
Accrued royalties	125,736	900,736
Payable to stockholder, officer	1,317,241	1,345,813
Total current liabilities	1,987,252	2,782,543

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	2,160	6,442
Total liabilities	1,989,412	2,788,985

STOCKHOLDERS' DEFICIT:
Convertible preferred stock, par value $.001 per share,
50,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, par value $.001 per share, 150,000,000 shares authorized,
45,367,267 and 31,937,267 shares issued and outstanding, respectively	45,368	31,938
Additional paid-in capital	2,493,670	915,814
Accumulated deficit	(4,383,946)	(3,547,418)
Total stockholders' deficit	(1,844,908)	(2,599,666)
Total liabilities and stockholders' deficit	$ 144,504	$ 189,319

The accompanying notes are an integral part of the unaudited financial statements.

JURAK CORPORATION WORLD WIDE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended February 28,		Nine months ended February 28,
	2006	2005	2006	2005

Net Sales	$ 380,012	$ 545,009	$1,143,473	$1,817,864
Cost of sales	96,528	107,673	265,629	399,063
Gross profit	283,484	437,336	877,844	1,418,801

Selling, general and administrative	489,527	481,073	1,642,897	1,447,153
Operating loss	(206,043)	(43,737)	(765,053)	(58,352)

Interest expense	19,546	29,115	71,476	99,054
Loss before income tax	(225,589)	(72,852)	(836,529)	(157,406)
Income tax provision	-	-	-	-
Net loss	$(225,589)	$(72,852)	$(836,529)	$ (157,406)

Net loss per common share - basic and diluted	$ (0.00)	$ (0.00)	$ (0.02)	$ (0.00)

Weighted average common shares outstanding - basic and diluted	39,722,267	31,789,365	34,715,783	31,506,997

The accompanying notes are an integral part of the unaudited financial statements.

JURAK CORPORATION WORLD WIDE, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended February 28
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(836,529)	$(157,406)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	9,145	10,149
Contributed capital for consulting services	165,00	-
Issuance of common stock for services	6,720	-
Changes in operating assets and liabilities:
Accounts receivable	414	(1,494)
Inventories	37,763	23,954
Prepaid expenses	5,659	136,529
Deposits	-	16,144
Accounts payable	25,793	(130,754)
Accrued compensation and royalties	365,389	107,137
Net cash provided by (used in) operating activities	(220,646)	4,259

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(2,745)
Net cash flows used in investing activities	-	(2,745)

CASH FLOWS FROM FINANCING ACTIVITIES:
Checks issued in excess of bank balance	(7,241)	(65,736)
Cash received for issuance of common stock, net of issuance costs	269,566	40,000
Payments on capital lease obligations	(4,942)	(4,089)
Payments on notes payable - stockholders	(28,572)	36,010
Net cash provided by financing activities	228,811	6,185

Increase in cash	8,165	7,699

Cash, beginning of period	488	-
Cash, end of period	$ 8,653	$ 7,699

The accompanying notes are an integral part of the unaudited financial statements

JURAK CORPORATION WORLD WIDE, INC.

                                       NOTES TO CONDENSED FINANCIAL STATEMENTS

                                                                          (Unaudited)

Note 1.       Condensed Financial Statements:

The condensed balance sheet as of February 28, 2006, the statement of operations for the three and nine months ended February 28, 2006 and February 28, 2005, and the condensed statements of cash flows for the nine month periods then ended have been prepared by the Company, without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at February 28, 2006 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's May 31, 2005 audited financial statements.  The results of operations for the three and nine month periods ended February 28, 2006 are not necessarily indicative of the operating results for the full year.

Note 2.       Inventories:

                  Inventories consist of the following:

                                                                                                                   February 28,              May 31,

                                                                                                                         2006                      2005

                       Raw materials                                                                       $        5,419          $      33,951

                       Finished goods                                                                             61,012                  70,243

                           Totals                                                                               $      66,431          $    104,194

Note 3.       Stockholders' Deficit:

                  During the nine months ended February 28, 2006 the Company sold 1,900,000 shares of common stock for $269,566.  Also, as discussed in Note 4, the Company received contributed capital of $165,000 from the Company's CEO.  In addition, on November 9, 2005 the Company issued 30,000 shares of common stock in exchange for marketing services valued at $6,720.  On January 6, 2006, the Company issued 11,500,000 shares of common stock as payment for accrued royalties totaling $1,150,000.

Note 4.       Commitments and Contingencies:

                  On August 4, 2005, the Company entered into an agreement with a consultant for financial consulting services.  The agreement stipulates compensation of $10,000 per month for the first 3 months.  After 3 months compensation is calculated at 20% of new business generated and capped at $10,000 per month.  The agreement also calls for a stock component where the Company's CEO and the Company agree to sell 750,000 and 4,250,000, respectively, shares of common stock to the consultant.  The 750,000 shares were earned upon signing the agreement.  The fair market value of the stock transferred by the CEO was of $165,000 and has been reflected in selling, general and administrative expenses for the nine months ended February 28, 2006 and contributed capital as of February 28, 2006. The 4,250,000 shares of common stock will be earned based on revenue growth due to consultant's effort as follows:

End of Sales Period	Increase in sales	Number of shares earned
2/4/2006	$1,000,000	850,000
8/4/2006	3,000,000	850,000
8/4/2007	6,000,000	850,000
8/4/2008	12,000,000	850,000
8/4/2010	24,000,000	850,000

Shares will be sold on a prorated basis for each period based on consultant's performance.  Any shares not earned during a sales period will carry forward to the next sales period.

Note 5.       Company's Continued Existence:

                  The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company, however, has sustained substantial accumulated losses totaling $4,383,946 through February 28, 2006 and it had a working capital deficit of $1,905,534 at February 28, 2006.  Management believes that with improved growth through new customers and continuing to lower operating expenses, the Company can achieve a positive cash flow.  In addition, we may need to raise additional capital to meet long term operating requirements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURES

On March 14, 2005, our Board of Directors approved and authorized the termination of the services of Virchow, Krause & Company, LLP ("VK&Co.") as our principal independent accountant. The termination of the services of VK&Co. was a result of communication between us and VK&Co. and the subsequent decision by our Board of Directors that it would be in our best interests to effect a change in auditors in order to address the needs of a small business development company. During our two most recent fiscal years and any subsequent interim period preceding the resignation of VK&Co., there were no disagreements with VK&Co. which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of VK&Co., would have caused VK&Co. to make reference to the subject matter of the disagreements in connection with its reports. The report of VK&Co. for fiscal year ended May 31, 2004 indicated the following:

"The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Except as described in the immediately preceding paragraph, the report of VK&Co. did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

On March 15, 2005, our Board of Directors approved and authorized the engagement of the services of Carver Moquist & O'Connor, LLC ("CMO"), as our principal independent accountants. The address and telephone/facsimile numbers for CMO are as follows: 1550 American Blvd. East, Suite 680, Bloomington, Minnesota 55425, telephone no. 952.854.5700 and facsimile no. 952.854.1163.

We did not previously contact CMO prior to its engagement regarding application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and nether written nor oral advice was sought by us from CMO prior to its engagement regarding an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

Until ______________________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in all such actions; and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (other than an action, suit or proceeding by or in the right of such corporation), provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the Selling Shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by the Company as follows:

SEC registration fee	$6,741
Accounting fees and expenses	3,000
Legal fees and expenses	3,000

Total	$12,741

RECENT SALES OF UNREGISTERED SECURITIES

Debt Settlement

During fiscal year ended May 31, 2005, we entered into a settlement of outstanding debt with one of our executive officers for services rendered (the "Settlement Agreement"). Pursuant to the terms and provisions of the Settlement Agreement, we issued 453,384 shares of our restricted common stock at $0.20 per share to settle the principal amount of $90,677 plus accrued interest due and owing. The per share price of the shares was determined by our Board of Directors based upon analysis of certain factors including, but not limited to, the trading price per share of our common stock on the OTC Bulletin Board, our stage of development, industry status, investment climate and perceived investment risk. We issued shares of our restricted stock in accordance with the transactional exemption under Section 4(2) of the Securities Act of 1933, as amended (the "1933 Securities Act"). The executive officer acknowledged that the securities to be issued have not been registered under the 1933 Securities Act and that she understood the economic risk of an investment in the securities.

EXHIBITS

Document	Exhibit No.	Location
Articles of Incorporation	3.1	Previously Filed on Form S-1, 8/19/98
Bylaws	3.2	Previously Filed on Form S-1, 8/19/98
Opinion on Legality	5	Included
Consent of Accountant	23.1	Included
Consent of Counsel	23.2	Included in Ex. 5

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section l0 (a) (3) of the Securities Act of l933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on July 31, 2006

JURAK CORPORATION WORLD WIDE, INC.

(Registrant)

Date: July 31, 2006                                                                                         By: /s/ Anthony C. Jurak

                                                                                                                       Anthony C. Jurak

                                                                                                                       Chairman, Chief Executive Officer

Date: July 31, 2006                                                                                         By: /s/ Roger Theriault

                                                                                                                       Roger Theriault

                                                                                                                       President, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Anthony C. Jurak	Chief Executive Officer, Chairman	7/31/06
Anthony C. Jurak

/s/ Roger Theriault	President, Director	7/31/06
Rogert Theriault